Exhibit 10.36

SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement”) is executed as of October 14, 2010, between Cook Inlet Pipe Line Company (“CIPL”) and Cook Inlet Energy, LLC (“CIE”).  CIPL and CIE are hereinafter sometimes referred to collectively as “Parties,” and each individually as a “Party.”

I.        RECITALS

1.        CIPL Facilities.  CIPL owns and operates a common carrier pipeline and related facilities for the transportation of crude oil, commonly known as Cook Inlet Pipe Line.  CIPL manages and operates Cook Inlet Pipe Line pursuant to a Certificate of Public Convenience and Necessity issued by the Regulatory Commission of Alaska (“RCA”) under the Alaska Pipeline Act.1

2.        CIPL/State Settlement.  In 2001, the State of Alaska (“State”) and CIPL entered into a Settlement Agreement and a first amendment thereto (collectively “2001 Settlement”), pursuant to which they agreed to a methodology to be used in calculating CIPL’s rates (“State Settlement Methodology”).  The 2001 Settlement was thereafter accepted by the Commission.2  CIPL annually has filed rate revisions using the State Settlement Methodology.3  Between 2007 and 2009, CIPL filed a series of tariff advice letters proposing to extend the pipeline’s useful life and to impose a surcharge for the purpose of securing additional funding for Dismantlement, Removal and Restoration (“DR&R”).4.  These tariff filings were protested by the State, and the Commission opened dockets to investigate these matters and consolidated these dockets for hearing and decision.5  In 2009, the State and CIPL entered into a second amendment to the 2001 Settlement resolving all outstanding issues in the consolidated dockets (“2009 Amendment”).6  The Commission accepted the 2009 Amendment and terminated the

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1  AS 42.06.

2  RCA Order P-92-5(31)/P-95-4(17) - (09/10/01), as corrected by Errata Notice dated October 4, 2002; P-92-5(32)/P-95-4(18) - (10/29/01); P-92-5(33)/P-95-4(19) - (02/12/02).

3  P-07-5(15)/P-08-3(11)/P-08-7(13)/P-09-1(4) - (08/21/09) at 2.

4  TL41-303, TL43-303, TL44-303, and TL46-303; see also P-07-5(15)/P-08-3(11)/P-08-7(13)/P-09-1(4) - (08/21/09) at 2-3.

5  P-07-5(1) - (12/29/06), P-07-5(5)/P-08-3(1) - (12/28/07), P-08-7(1) - (03/28/08), P-07-5(12)/ P-08-3(8)/P-08-7(10)/P-09-1(1) - (12/29/08).

6  Joint Application of Cook Inlet Pipe Line Company and the State of Alaska for Approval of Stipulation to Resolve Proceedings, filed in Dockets P-07-5/P-08-3/P-08-7/P-09-1 on July 23, 2009 at 2.

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proceedings.7 The current settlement between CIPL and the State, as amended, shall be referred to hereinafter as the “CIPL/State Settlement.”

3.        RCA Proceeding.  CIPL filed its annual rate revision for 2010, TL48-303, using the methodology set forth in the CIPL/State Settlement .  The RCA has authorized CIPL to collect its proposed rates on a temporary, interim, and refundable basis pending the outcome of an investigation established in Docket P-10-1.8  CIE, Daniel K. Donkel (“Donkel”) and Donkel Oil & Gas, LLC (“DOG”) have been granted intervention into Docket P-10-1, and have challenged CIPL’s proposed rates. 9  This Agreement is designed to settle all issues pending in Docket P-10-1 and to terminate that proceeding.  Although Donkel and DOG are not signatories to this Agreement, Donkel and DOG have represented to the Parties that they support the Agreement.

Therefore, in consideration of the foregoing Recitals and the terms and conditions set forth in this Agreement, the Parties hereby agree as follows:

II.        AGREEMENT

1.        Term.  Except as expressly provided herein, the term of this Agreement shall commence on January 1, 2010, and end on December 31, 2014.  This Agreement shall not become effective unless and until the RCA accepts its terms and conditions, as set forth in Section 9(b) below.

2.        CIE Settlement Rates.

(a)        Revenue Requirement.  For purposes of calculating the transportation rates to be paid by CIE to CIPL during the term of this Agreement (“CIE Settlement Rates”), as hereinafter provided, CIPL’s total annual revenue requirement for each calendar year during the term of this Agreement shall be $17.28 million (“TRR”), inclusive of payments for DR&R.

(b)        Forecasted Throughput.  For purposes of this Agreement, throughput shall not be forecasted for calendar year 2010, but shall be forecasted for calendar years after 2010.  Forecasted throughput for calendar years after 2010 shall be equal to the cumulative projected throughput from CIPL’s annual survey of its shippers’ good faith throughput forecasts for the following year as is used in CIPL’s annual rate filings pursuant to the CIPL/State Settlement, subject only to modification arising from

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7  P-07-5(15)/P-08-3(11)/P-08-7(13)/P-09-1(4) - (08/21/09) at 8.

8  P-10-1(1) – (12/28/09).

9  P-10-1(2) – (03/22/10).

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the State’s exercise of its rights under the CIPL/State Settlement (“Forecasted Throughput”).

(c)        Forecasted Rates.  CIE shall pay CIPL a rate of $8.00 per barrel shipped by CIE on CIPL during the portion of 2010 which remains following RCA acceptance of this Agreement, subject to revision pursuant to the “true-up” provisions of Section 5 below.  For each calendar year after 2010 during the term of this Agreement, CIE shall pay CIPL a per barrel forecasted rate equal to the TRR divided by the Forecasted Throughput for the year (“Forecasted Rate”).  The Forecasted Rate will become effective on January 1st of each calendar year during the term of the Agreement and shall be established and provided by CIPL to CIE no later than December 1st of the prior calendar year.

3.        Throughput Payment Commitment.  For calendar year 2010, CIE commits to pay CIPL for the transportation of a minimum of 260,063 barrels of CIE-produced barrels.  For each calendar year after 2010 during the term of this Agreement, CIE commits to pay CIPL for the transportation of a minimum of 346,750 barrels of CIE-produced barrels.  The minimum throughput volumes CIE has committed to pay to transport shall hereinafter be referred to as the “Initial Tranche.”  Except as otherwise provided in this Agreement, CIE commits to pay for the Initial Tranche whether or not it actually ships the Initial Tranche.  On the first day of each calendar month during the term of this Agreement after RCA acceptance, CIE will pay CIPL an amount equal to the Forecasted Rate times 1/12th of the Initial Tranche.  If CIE ships less than 1/12th of the Initial Tranche volume in any month, its payment for that shortfall may be used as a credit against future volumes shipped during the same calendar year in excess of the standard monthly prepayment.  If CIE ships more than 1/12th of its Initial Tranche in any month, CIPL will invoice CIE for any excess volumes at the Forecasted Rate, after applying any carry-forward volume credit from the prior month(s) (as described above).  Such monthly prepayments will continue unless and until a letter of credit or other credit mechanism acceptable to CIPL, in its sole judgment, is approved, in which case CIE shall pay for its shipments after shipping and upon invoice in accordance with CIPL’s standard invoice terms, consistent with invoices to other shippers and the applicable provisions of CIPL’s published RCA tariff.

4.        Maximum Rates.  The rates paid by CIE under this Agreement shall not exceed the lowest CIPL filed and accepted or approved final rates for other shippers.  Thus, throughout the term of this Agreement, CIE shall pay the lower of the rate determined by this Agreement or the CIPL filed and accepted or approved final rates for other shippers.

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5.        Annual True-Up.  For each calendar year during the term of this Agreement, the rate paid by CIE during the course of the year shall be adjusted after the end of such year to equal the TRR divided by the actual total annual CIPL throughput of all CIPL shippers for such year (“Trued-Up Rate”).

(a)        Trued-Up Rate.  By no later than February 1st following each calendar year under this Agreement, CIPL shall calculate the Trued-Up Rate (not to exceed the Maximum Rate under paragraph 4 above for any period) and provide such calculation to CIE for its review and approval for accuracy of the calculation.  On February 15th following each calendar year under this Agreement, the following true-ups shall occur: (1) for each barrel of the Initial Tranche for the previous year not actually shipped or otherwise paid for by CIE, CIE shall pay to CIPL the Trued-Up Rate; and (2) for each CIE-produced barrel shipped by CIE, inclusive of the Initial Tranche, either (i) if the Trued-Up Rate exceeds the Forecasted Rate, CIE shall pay to CIPL the shortfall between the Forecasted Rate actually paid and the Trued-Up Rate, or (ii) if the Forecasted Rate exceeds the Trued-Up Rate, CIPL shall refund to CIE, as specifically provided in paragraph 5(e) below, any overpayment between the Forecasted Rate actually paid and the Trued-Up Rate.

(b)        2010 True-Up to Include All CIE Payments.  The calculation of the payments or refunds based on the Trued-Up Rate for 2010 (as described in paragraph 5(a) above) shall reflect all CIPL rates paid by CIE during 2010.  The true-up payment or refund for 2010 will compare the total amount paid by CIE to CIPL in 2010 against the total amount owed by CIE based upon the Trued-Up Rate for 2010 (i.e., the rate determined by the TRR divided by the actual throughput of all CIPL shippers for 2010) applied to CIE’s actual shipments or the Initial Tranche for 2010, whichever is greater.

(c)        Paid and Unshipped Portions of the Initial Tranche.  Paid but unshipped barrels in the Initial Tranche will be considered actual throughput for all purposes under this Agreement, including for the purposes of the calculation of the Trued-Up Rate following the end of each calendar year of the term of this Agreement.

(d)        Adjustments.  Any overpayment due from CIPL to CIE pursuant to the true-up provisions of this Section 5 up to $250,000 shall be applied as advance transportation credits applicable against any prepayments due or to become due from CIE to CIPL, and against any invoices from CIPL.  Should any refund due from CIPL to CIE exceed $250,000, CIPL shall pay such excess to CIE by February 15 following the calendar year giving rise to the refund.  Notwithstanding the foregoing, the total amount of any refund due from CIPL to CIE for the last calendar year of the term of this Agreement, including any extension thereof, shall be refunded by CIPL by February 15th

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following such last calendar year.  Any shortfall or refund due between the Parties at the time that CIE completely and permanently discontinues shipping on CIPL shall be paid within sixty (60) days after written notice of such discontinuance.  No interest shall be due from either Party to the other if timely payment of any such shortfall or refund is made.

6.        Partial Year Calculations.  The rates determined under this Agreement assume CIPL is providing service to CIE.  In the event CIPL discontinues service for any reason, or CIE completely and permanently discontinues shipping on CIPL for any reason upon sixty (60) days written notice, the Initial Tranche, and the rate for the period in service, shall be determined on a pro rata basis and this Agreement shall terminate.  Thus, any calculation provided for hereunder which is based upon a full calendar year that may be applied to a partial calendar year will be prorated through the date of termination.

7.        Force Majeure Event.  In the event that CIPL’s actual total revenue requirement in any calendar year during the term of this Agreement is increased by more than $1.728 million as a result of a force majeure event occurring after the execution date of this Agreement, and such increased actual total revenue requirement exceeds the TRR, the Parties shall engage in good faith negotiations to agree upon a revised TRR for that calendar year, under the circumstances presented by the force majeure event.  If, for any reason, the Parties are unable to reach agreement on a revised TRR within sixty (60) days of CIPL’s notification to CIE of such a force majeure event and the related increase in costs, then either Party shall have the option to terminate this Agreement effective immediately.  For the purposes of this paragraph, the term “force majeure” shall have the meaning set forth in section 2.75 of CIPL’s published RCA tariff.

8.        Litigation Concerning CIPL’s Filings.  The Parties agree to make good faith efforts to avoid litigation concerning CIPL’s regulatory filings and other matters.  Provided that CIPL complies with the terms of this Agreement, CIE agrees not to litigate (or challenge in any way, directly or indirectly, in any filing with the RCA) CIPL’s annual rate filings made within the scope of the CIPL/State Settlement, including without limitation any change to CIPL’s Remaining Stipulated Life consented to by the State pursuant to the terms of Section II.5(b) of the CIPL/State Settlement.  CIE reserves the right, however, to litigate all filings and other matters impacting CIE other than filings made within the scope of the CIPL/State Settlement.

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9.        Acceptance of Agreement by RCA.

(a)        This Agreement has been reached as a compromise settlement deemed reasonable and in the public interest, and the Parties agree that the public interest does not require that RCA Docket P-10-1 continue.  The Parties shall cooperate, each at its own expense, in supporting and securing acceptance of this Agreement by the RCA pursuant to 3 AAC 48.090(d)(2) and 48.166.  Such cooperation shall include the prompt filing of a joint motion with the RCA requesting acceptance of this Agreement and the termination of proceedings in Docket No. P-10-1.  No Party to this Agreement shall bring, or cooperate with any non-Party in bringing, litigation affecting the validity and enforceability of this Agreement, or any provision thereof.  The Parties enter into this Agreement solely for the purpose of resolving the issues in RCA Docket P-10-1, and entering into this Agreement does not prevent the Parties from presenting or arguing their respective positions on the same or similar issues in future cases except as explicitly provided herein.

(b)        If this Agreement is accepted or approved by the RCA without condition or modification, this Agreement shall be effective 10 days after RCA acceptance or approval.  If the RCA rejects this Agreement, it shall not become effective but instead will automatically terminate and be of no force or effect.  The various provisions of this Agreement shall not be severable.  If the RCA makes acceptance or approval of this Agreement contingent upon modification, condition or rejection of any provision of this Agreement, and such modification, condition and/or rejection would  adversely affect either Party in that Party’s sole judgment, then such Party may terminate this Agreement by giving written notice of termination to the other Party within fourteen (14) days after the date of the RCA order containing the condition, modification or parties rejection.  If no such written notice of termination is given within that time period, this Agreement, with any modification, condition and/or partial rejection ordered by the RCA, shall become effective and binding on the Parties following the expiration of that period.

(c)        If, after the term of this Agreement begins, the RCA or any agency or court with appropriate jurisdiction declares invalid or unlawful any provision of the Agreement that has a material adverse effect upon a Party, in that Party’s sole judgment, that Party may terminate the Agreement by giving to the other Party written notice within thirty days of receipt of notice of that declaration.

10.        Reservation of Rights.  The validity and enforceability of this Agreement is conditioned upon the Commission’s acceptance of this Agreement in its entirety.  If the Commission does not accept this Agreement in its entirety within the time provided for

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by 3 AAC 48.166, the Parties reserve the right to present evidence to support all of their positions at a public hearing as if this Agreement had not been entered into.  This Agreement does not resolve individual issues.  If rejected, this Agreement shall be a nullity and nothing herein, submitted herewith, or subsequently provided in support hereof, shall be construed as an admission or averment that the proposed resolution of any particular issue, or that the use of a particular methodology, is just, reasonable, and appropriate under the circumstances for use in adjudication of the issues in RCA Docket P-10-1 or any other docket.  If rejected, this Agreement may not be put into evidence, and no Party may use this Agreement against any other Party in RCA Docket P-10-1, or in any other dockets or proceedings.  No third-party shall have any rights in consequence of the fact that this Agreement had previously been entered into, or submitted to the Commission for acceptance or approval.

11.        Binding Effect.  Nothing in this Agreement is intended to limit the Commission’s powers as conferred by statute, or to bind the Commission in future proceedings to any position it accepts in this Agreement.

12.        Interpretation and Governing Law.  The Parties acknowledge that each has had an equal opportunity to determine, and an equal role in establishing, the terms of this Agreement.  Therefore, in the case of any dispute concerning the meaning of this Agreement, the terms shall not be construed against any Party by virtue of its role in drafting this Agreement.  Headings of sections are solely for the convenience of the Parties and are not a part of this Agreement.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Alaska.

13.        Modification.  This Agreement may be modified, amended, or supplemented only by a written instrument executed by all the Parties, which amendment shall become effective upon the acceptance and/or approval of the amendment by the RCA.

14.        Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and assigns; provided, however, that CIE may assign its rights under this Agreement only to (a) Miller Petroleum, Inc., or its affiliates, or (2) a successor to substantially all of the Alaska assets of CIE.  No obligation under this Agreement shall be for the benefit of or be enforceable by any third-party.

15.        No Precedential Effect.  Except as specifically provided in this Agreement, the Parties do not intend that this Agreement, its terms, or the methodology it employs will have any precedential effect for any other pipeline whatsoever, or for CIPL

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except as expressly requested and approved or accepted by the RCA.  Moreover, the Parties agree to request that the RCA specifically state in any order approving or accepting this Agreement that such order may not be used as precedent in any other proceeding except as expressly requested and approved or accepted by the RCA.  Neither this Agreement, nor any materials used in furtherance of the settlement (including, but not limited to, notes and drafts), may be offered into evidence or admitted by any Party in any subsequent litigation or proceeding, or used in any context whatsoever beyond the purposes of this Agreement.

16.        Notices.  All notices under this Agreement shall be given in writing and shall be either personally delivered or mailed by certified mail, return receipt requested, postage prepaid to the Parties at the addresses set forth below.  Notice shall be effective upon receipt of the mailed notice.  The Parties will also provide a courtesy copy of any notices by electronic mail.

CIPL:

James Ramsey, President

Cook Inlet Pipe Line Company

4800 Fournace Place

Bellaire, TX 77401

jramsey@chevron.com

Mary Anne Collins

Regulatory Manager

Chevron Pipe Line Company

4800 Fournace Place

Bellaire, TX 77401

macollins@chevron.com

J. Patrick Nevins

Hogan Lovells USA L.L.P.

Columbia Square

555 Thirteenth Street, N.W.

Washington, D.C. 20004

(202) 637-6441

patrick.nevins@hoganlovells.com

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CIE:

J.R. Wilcox, President

Cook Inlet Energy, LLC

601 West 5th Avenue, Suite 310

Anchorage, AK  99501

jr.wilcox@cookinlet.net

David M. Hall, CEO

Cook Inlet Energy, LLC

601 West 5th Avenue, Suite 310

Anchorage, AK  99501

david.hall@cookinlet.net

Robin O. Brena, Esq.

Anthony S. Guerriero, Esq.

Brena, Bell & Clarkson, P.C.

810 N Street, Suite 100

Anchorage, Alaska 99501-3268

rbrena@brenalaw.com

aguerriero@brenalaw.com

A Party may, at any time, substitute a different person, address, or email address for that shown above by giving written notice to the other Party.  If a Party has a right, or is required to perform some act within a prescribed period or by a date certain, and the last day of such period or such date certain is a Saturday, Sunday, or legal holiday recognized by the State, then such last day or date certain shall be extended to the end of the next regular business day.

17.        Enforceability.   This Agreement shall be enforceable in an action for specific performance, for damages for the breach thereof, or for other appropriate remedy, before the courts of the State of Alaska or before any other court or administrative tribunal having jurisdiction.  The Parties hereby consent to the jurisdiction of the courts of the State of Alaska with respect to actions enforcing and construing this Agreement, but this consent shall not be construed to confer exclusive jurisdiction upon the courts of the State of Alaska.

18.        No Waiver.  No failure to exercise, and no delay in exercising any right, power, or remedy under this Agreement shall impair or be construed as a waiver of such right, power, or remedy of a Party with regard to any other right, power, or remedy hereunder, nor shall any failure to exercise or delay in exercising any right, power, or remedy be construed to be an acquiescence in any breach or default under this

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Agreement.  The rights and remedies specified are not exclusive of any rights or remedies that a Party would otherwise have.

19.        Counterparts and Electronic Signatures.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may also be executed by facsimile, email, or other electronic means, and so executed shall have the full force and legal effect as an original.

Being duly authorized, the Parties execute this Agreement as of the date first written above.

COOK INLET PIPE LINE COMPANY

By	/s/ James L. Ramsey James L. Ramsey President

COOK INLET ENERGY, LLC

By	/s/ David M. Hall David M. Hall Chief Executive Officer

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